Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2019
Comments of Eric R. Marchetto,
Senior Vice President and Group President, TrinityRail
February 20, 2020
Thank you, Jean – and good morning, everyone. TrinityRail delivered solid results in our first year as a rail-focused company. 2019 was a year of transition as we began the optimization of our rail platform while encountering external challenges and changing market dynamics. The organization was focused on managing the business for quality over quantity and removing both structural and cyclical costs from our platform. Our owned and managed lease fleet grew by approximately 6.5% year over year to 128,500 railcars with attractive returns relative to our ROE target. We maintained high utilization… ending the year at 96% with higher average lease rates, and the organization delivered approximately 22,000 railcars at a 9.6% margin. Through it all, I’m very pleased that we delivered on our commitments to our customers.
Yesterday, in our press release we provided segment details of our financial results for the fourth quarter and the full year 2019. Today, I’d like to focus on some of the strategic activities completed or initiated during the year that contributed to our results and that we expect will be foundational to our financial performance in the future.
Our Rail Products organization had a very productive year. We moved forward with substantial investments in our manufacturing footprint to bring to market state-of-the-art railcar coatings capabilities and maintenance shop capacity. These investments will help align Trinity’s manufacturing capacity to customer demand and lower Trinity’s lease fleet maintenance costs while growing our maintenance services business for key industrial customers. We also finalized integration of our trucking and logistics business from Trinity’s diversified industrial business model into the Rail Products business, as well as other facility maintenance and engineering support functions. I am pleased with how these teams worked together to streamline and improve our supply chain operation. In addition, our product development team continued efforts to focus on providing differentiated offerings with the launch of four new product designs and enhancements serving various markets.
Our Railcar Leasing business made significant investments in technology and systems with the launch of our TrinityRail Customer Digital Channel, which provides customers with anywhere, anytime access to key information and services needed to optimize the use of their railcars. This tool enables customers to reduce friction associated with managing railcars while providing significant productivity improvements to our organization. In addition, our investment in data and analytics capabilities over the last few years has had a meaningful impact on our commercial strategies.
Looking into 2020, we are continuing to align our organization for improved operational and financial results through the entire railcar market cycle. However, industry fundamentals will be a challenging headwind to overall results for the year. Through 2019, the trade disputes and slowing North American industrial economy put negative pressure on rail traffic volumes and, consequently, demand for railcars declined. This demand decline resulted in a growing fleet of underutilized railcar equipment and fewer new railcar orders. We expect it will take some time for the impact of recent trade agreements to translate into rail traffic volumes, but we are hopeful that the recent steps toward resolution of trade disputes will inject more clarity and certainty into the market. Improved railcar loadings will need to first absorb existing railcars before new orders accelerate.
That being said, the North American economy is still a relative bright spot on the world stage. GDP estimates anticipate modest growth, and the consumer is still strong. Moving freight by rail is the most economical mode of land-based transportation for industrial shippers. We are somewhat encouraged by the recent narrative of certain Class 1 railroads to emphasize a focus on growth versus operating ratios. While PSR initiatives seemingly improve the train speeds and dwell times for individual railroads, the fluidity of the rail network is key to improving the performance of the rail supply chain. Longer term, we believe PSR initiatives are an integral first step to improving service levels for industrial shippers. This is necessary for the rail market to regain modal share in the North American freight space. Key to our customer experience strategy is to optimize the ownership and usage of railcar equipment.
Given the current level of demand and our near-term outlook, we are rightsizing our production capacity and being very deliberate with the business we pursue. The Rail Products team met a very challenging production schedule in the fourth quarter for our customers, while transitioning to lower production levels for 2020. Our first quarter deliveries will step down by roughly half compared to the number of deliveries in the fourth quarter, which includes cost associated with headcount changes of approximately 20%, and lost efficiencies. The financial effects of this rightsizing will be a significant headwind to our first quarter financial performance. However, this action was necessary to establish the appropriate capacity for our 2020 delivery outlook.
Our outlook for the year incorporates a fairly even production cadence, with approximately 60% of our production schedule committed in the backlog. Approximately 17% of our lease portfolio is up for renewal in 2020. Current market rates are approximately 9% below expiring lease rates, which implies a 1-2% revenue headwind to the Leasing segment. New railcar additions to the lease fleet are expected to offset this revenue headwind. Our platform continues to demonstrate the ability to successfully navigate through challenging market conditions.
Trinity’s platform is built to deliver superior results through the railcar cycle. Our business model fosters engagement with the direct customer – delivering solutions that optimize the life-cycle ownership and usage of railcar equipment, and providing our customers with a single-source for all of their railcar equipment and services needs. We made great progress in 2019 to improve our financial performance. In 2020, we will continue the optimization of our platform so that our financial results match the powerful commercial and strategic synergies of the business.

Our vision is to be the premier provider of railcar products and services. The Trinity team is actively working to transform our organizational structure to lower our overall cost, elevate our customer service focus, and pursue innovation to build on TrinityRail’s position as the market leader. I am pleased to have Jean on board as our new CEO, and believe she will have a tremendous impact in improving our operational approach to unlock value and deliver better results.
I’ll now turn it over to Melendy to discuss our financial performance and guidance.